EXHIBIT 3.4

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
of
CHEMUNG FINANCIAL CORPORATION

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

We, the undersigned, Jan P. Updegraff, President and Robert J. Hodgson, Secretary of Chemung Financial Corporation, do hereby certify:

1.	The name of the Corporation is Chemung Financial Corporation.

2.	The corporation's Certificate of Incorporation was filed by the Department of State of the State of New York on January 2, 1985.

3.	The Corporation's Certificate of Incorporation is hereby amended:
(a)

To change the number of shares which the corporation is authorized to issue from 3,000,000 shares of common stock of the par value of $5.00 each to 10,000,000 shares of common stock of the par value of $.01 each and for this purpose, Article 4 of the Certificate of Incorporation is hereby amended to read as follows:

4.

Number of Shares. The aggregate number of shares which the Corporation shall have the authority to issue is: Ten Million (10,000,000), all of which shall be common shares of the par value of one cent ($.01)each.

(b)

To change the 2,150,067 issued shares of common stock of the corporation of the par value of $5.00 each into 4,300,134 shares of common stock of the par value of $.01 each by changing each share of issued common stock of the par value of $5.00 each into two (2) shares of common stock of the par value of $.01 each.

(c)

To change the 849,933 shares of authorized but unissued common stock of the corporation of the par value of $5.00 each into 1,699,866 shares of authorized but unissued common stock of the par value of $.01 each by changing each share of authorized but unissued common stock of the par value of $5.00 each into two (2) shares of authorized but unissued common stock of the par value of $.01 each.

	(d)	To authorize 4,000,000 new shares of common stock with a par value of $.01 per share.

IN WITNESS WHEREOF, we have signed this Certificate and affirmed the same as true under the penalties of perjury this 13th day of May, 1998.

/s/ Jan P. Updegraff		/s/ Robert J. Hodgson
Jan P. Updegraff		Robert Hodgson
President		Secretary